Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to prepare jointly and file timely on behalf of each of them all filings on Schedule 13D (including any amendments thereto, the “Joint Filing”) with respect to their respective ownership of shares of the Class A Common Stock, par value $0.001 per share, of Cinedigm Corp. This Joint Filing Agreement shall be filed as an Exhibit to the Joint Filing. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to the Joint Filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

Dated: June 2, 2015

SABRA INVESTMENTS, LP

By:	/s/ Zvi Rhine

Name:	Zvi Rhine
Title:	Principal

SABRA CAPITAL PARTNERS, LLC

By:	/s/ Zvi Rhine

Name:	Zvi Rhine
Title:	Principal

/s/ Zvi Rhine
Zvi Rhine

THE CHEZ FAMILY FOUNDATION

By:	/s/ Ronald L. Chez

Name:	Ronald L. Chez
Title:	Trustee

/s/ Ronald L. Chez
Ronald L. Chez